Exhibit 6.8

                            TRAFFIC TECHNOLOGY, INC.

                              DISTRIBUTOR AGREEMENT

     This Distributor Agreement is made and entered into this _____ day of ____________, 2000 ("Effective Date"), by and between Traffic Technology, Inc. ("TTI"), an Arizona Corporation and ____________________ ("Distributor"), a _______________ Corporation.

                                    RECITALS:

     WHEREAS, TTI is in the business of manufacturing and selling traffic signals including the Unilight brand and related products ("Products"); and

     WHEREAS, TTI wishes to sell to Distributor and Distributor wishes to purchase from TTI the Products for resale;

     WHEREAS, TTI is desirous of appointing Distributor as a distributor in the territory identified in Attachment A (Territory); and

     WHEREAS, Distributor is desirous of receiving such an appointment.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

     1. NATURE OF APPOINTMENT. TTI hereby appoints Distributor as the distributor for the territory, and Distributor hereby accepts such appointment by TTI as a distributor of TTI Products.

     2. DISTRIBUTOR TERRITORY. Distributor is hereby appointed as the distributor to sell the Products of TTI in the Territory.

          2.1. Distributor hereby agrees not to make any sales whatsoever of like types of Products now being sold by TTI in the assigned territory, without the express written consent of TTI.

          2.2. Distributor agrees that in the event the total purchases of Products should fall below the amount defined in Attachment A as "Minimum Quarterly Purchases" during a calendar quarter, the right to distribute the Products can be terminated.

     3. STATUS OF DISTRIBUTOR. It is the intent of the parties that Distributor's status be that of an independent contractor and not an employee of TTI. The relationship between the parties shall be that of buyer and seller. The Distributor shall not be considered the agent or representative of TTI. Neither party shall have the right to bind the other contractually in any respect whatsoever. As a result of this Agreement, no joint venture, partnership or other entity or association is created and Distributor shall have complete control over the time, place and method of performing its obligations pursuant to this Agreement.

     4. PURCHASE OF PRODUCTS. TTI shall sell to Distributor and Distributor shall purchase from TTI, in accordance with the terms and conditions of this Agreement, the Products pursuant to the published TTI Distributor Price List. The Distributor shall set the resell prices. It is the intention of the parties that Products shall be purchased by Distributor hereunder for the purpose of resale and that the Distributor shall sell the Products solely within the Territory unless otherwise agreed to and be responsible for the collection and reporting of any and all sales tax or use tax in its territory. TTI reserves the right to change the design of its products from time to time.

          4.1. At the time of execution of this Agreement, Distributor shall place with TTI an initial order for a Demonstration Kit including products and related sales materials as defined and priced in Attachment A.

          4.2. Beginning the first day of the month following 90 days from the execution of this Agreement, Distributor shall purchase from TTI the amount defined as the "Initial Quarterly Minimum Purchases" in Attachment A.

     5. DELIVERY. All deliveries shall be made and delivered to Distributor F.O.B. point of shipment. Title to and risk of loss shall pass to the Distributor on TTI's placing same in the custody of a carrier for shipment to the Distributor. It is the sole responsibility of the Distributor to file any appropriate claims with the carrier for reimbursement. TTI will fully cooperate with the Distributor in making such claims. The Distributor may return any products, which are defective at the expense of TTI within ten (10) days of delivery of such products to the Distributor. TTI will then replace such defective products at its own expense as soon as practicable.

     6. PARTS. Distributor agrees to not replace any component parts of TTI products without the express written consent of TTI.

     7. FINANCIAL STATUS OF DISTRIBUTOR. The Distributor agrees to maintain adequate finances for satisfactory execution of this Agreement and recognizes that up-to-date and accurate information regarding the Distributor's stock on hand, and sales records are necessary.

     8. COMMENCEMENT; TERM; AND TERMINATION.

          8.1 This Agreement shall commence on the Effective Date as referred above and will continue until terminated in accordance with Section 8.

          8.2 This Agreement may be terminated as follows:

               8.2.1. By either party in the event of a material breach or default by the other party in compliance with any term or condition of this Agreement, which breach or default has not been cured or rectified within 30 days after written notice to the breaching or defaulting party; however, the inability to deliver Products for causes beyond TTI's reasonable control shall not be a material breach;

               8.2.2. By either party by giving 90 days prior written notice to the other party, stating the date of intended termination.

               8.2.3. By TTI at the end of any 3 consecutive month period during which Distributor has not purchased the minimum amount of TTI products.

               8.2.4. Assignment of this Agreement by Distributor without the written consent of the other party;

               8.2.5. Bankruptcy or insolvency of Distributor, which materially affects the operation of its business hereunder; or

               8.2.6. Failure of Distributor to timely pay its obligations hereunder.

     9. OBLIGATIONS OF TTI. TTI agrees to exercise its best efforts to have available and to sell to Distributor reasonable requirements for the Products.

     10. CUSTOMER COMPLAINTS. The Distributor agrees to handle all of the complaints of its customers. The Distributor realizes that it must properly fulfill its responsibility in this regard in order to protect the good will of TTI and the Distributor in the sale of the products. The Distributor agrees to make every reasonable effort to satisfy its customers. The Distributor shall report to TTI all complaints, which it is unable to resolve promptly.

     11. ORDER PROCESSING AND SHIPMENT TO DISTRIBUTOR. TTI will use its best efforts to fill the orders of the Distributor promptly upon receipt but reserves the right to apportion available inventories as it deems best. The Distributor agrees to submit its orders as far as possible in advance of the required deliveries. All orders are subject to approval and acceptance by TTI.

     12. INSURANCE. Distributor shall procure and maintain in force a liability insurance policy that is reasonable consider the Distributor's business and geographic location. Distributor shall name TTI as an additionally named insured. Distributor shall deliver a true copy of such liability insurance policy to TTI. Distributor agrees to indemnify and hold harmless TTI from any claims arising out of the operation of the Distributor's vehicle or operation of the Distributor's business.

     13. NON-competition; confidential information. For so long as this Agreement shall remain in effect:

          (a) Distributor shall not, directly or indirectly, be involved as owner, partners, shareholder, joint venturer, director, employee or otherwise, in the conduct of any business that manufactures or sells like products with TTI line of single-lens-multi-face signals such as the Unilight signal (those that display two or more faces through a single opening by the use of suitably arranged LED's).

          (b) Distributor shall not solicit business from any of TTI's customers, except on behalf and for the benefit of TTI, nor shall Distributor solicit any of TTI's employees or other sales representatives for the purpose of being employed by Distributor, or by any party in which Distributor is an owner or employee.

          (c) Distributor acknowledges that certain information of TTI, such as TTI's sales manuals, price lists, customer lists and similar materials, are TTI's trade secrets and shall be and remain TTI's sole and exclusive confidential property. Distributor shall not disclose any such information to others. Distributor shall not use such confidential information in any way except in furtherance of his services on TTI's behalf.

     14. MISCELLANEOUS. Except to the extent inconsistent with the express language of the foregoing provisions of this Agreement, the following provisions shall govern the interpretation, application, construction and enforcement of this Agreement:

          14.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement (and in any certificate or other instrument delivered or on behalf of any party pursuant hereto or in connection with the transactions contemplated hereby) are true in all material respects on and as of the date so made, will be true in all material respects on and as of the date on which the transactions contemplated hereby are closed, and will survive such closing regardless of any investigation made by or on behalf of any party.

          14.2. NOTICES. Any notice to any party under this Agreement shall be in writing, shall be effective on the earlier of (i) the date when received by such party, or (ii) the date which is three days after mailing (postage prepaid) by certified or registered mail, return receipt requested, to the address of such party set forth as follows:

               "DISTRIBUTOR"





               "TTI"
               Marco Messina
               Traffic Technology, Inc
               8350 E. Evans Road B-4.
               Scottsdale AZ 85260

          14.3. SEVERABILITY. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

          14.4. ADDITIONAL ACTS AND DOCUMENTS. Each party hereto agrees to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement.

          14.5. AUTHORITY. Each of the parties hereto represents and warrants to each other than this Agreement has been duly authorized by all necessary action, that this Agreement constitutes and will constitute a binding obligation of each such party, and that this Agreement has been (and each instrument delivered hereunder, when so delivered, will have been) duly and validly executed on behalf of such party.

          14.6. ATTORNEYS' FEES. In the event suit is brought (or arbitration instituted) or any attorney is retained by any party to this Agreement to enforce the terms of this Agreement or to collect any moneys due hereunder, or to collect money damages for breach hereof, the prevailing party shall be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorneys' fees, court costs, costs of investigation and other related expenses incurred in connection therewith.

          14.7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors in interest and assigns, but in no event shall any party be relieved of its obligations hereunder without the express written consent of each other party.

          14.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of said counterparts shall be deemed an original hereof.

          14.9. TIME. Time is of the essence of this Agreement and each and every provision hereof. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other duty under this Agreement.

          14.10. WAIVER. Failure of any party to exercise any right or option arising out of a breach of this Agreement shall not be deemed a waiver of any right or option with respect to any subsequent or different breach, or the continuance of any existing breach.

          14.11. CAPTIONS. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be deemed to limit or alter any provision hereof and shall not be deemed relevant in construing this Agreement.

          14.12. GOVERNING LAW. This Agreement shall be deemed to be made under, and shall be construed in accordance with and shall be governed by, the laws of the State of Arizona, and to enforce any provision of this Agreement or to obtain any remedy with respect hereto may be only brought in Superior Court, Maricopa County, Arizona, and for this purpose each party hereby expressly and irrevocably consents to the jurisdiction of said court.

          14.13. INDEMNITY. Each party to this Agreement agrees to indemnify each other party, and hold it harmless, from and against all claims, damages, costs and expenses (including attorneys' fees) attributable, directly or indirectly, to the breach by such indemnifying party of any obligation hereunder or the inaccuracy of any representation or warranty made by such indemnifying party herein or in any instrument delivered pursuant hereto or in connection with the transactions contemplated hereby.

          14.14. INTERPRETATIONS. To the extent permitted by the context in which used, (i) words in the singular number shall include the plural, words in the masculine gender shall include the feminine and neuter, and vice versa, and
(ii) references to "persons" or "parties" in this Agreement shall be deemed to refer to natural persons, corporations, general partnerships, limited partnership, trusts and all other entities.

          14.15. SPECIFIC PERFORMANCE. In addition to such other remedies as may be available under applicable law, the parties acknowledge that the remedies of specific performance and/or injunctive relief shall be available and proper in the event any party fails or refuses to perform its duties hereunder.

          14.16. EXHIBITS. Any Exhibit attached hereto shall be deemed to have been incorporated herein by this reference, with the same force and effect as if fully set forth in the body hereof.

          14.17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes any prior verbal or written agreement.

          14.18. MODIFICATIONS. This agreement may not be modified or changed without the written consent of all parties hereto.

     IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date first above written.

"DISTRIBUTOR"                          TRAFFIC TECHNOLOGY INC.


---------------------------            ----------------------------
                                       Marc Messina       President
Its
                                       Phone # (480) 607-0033
                                       Fax   # (480) 607-6688

                                  ATTACHMENT A

EFFECTIVE DATE:


TERRITORY:


MINIMUM QUARTERLY PURCHASES: $6,000.00


DEMONSTRATION KIT


CONTENTS:

          1        TB12             TRAILBLAZER
          1        IC12             INTERSECTION CONTROL
          1        LC12             LANE CONTROL
          1        TA12B            TURN ARROW 3 FACE (RYG)
          25                        VIDEO CD ROMS
          25                        VHS VIDEO TAPES
          25                        SETS OF PRODUCT SHEETS

PRICE: $ 6,000